                                                                     Exhibit (e)

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                           ASSET PURCHASE AGREEMENT

                                 by and among

                           GREAT NECK KARATE, INC.,

                                      and

                         NORTHERN NASSAU KARATE, INC.

                         Dated as of January 10, 1997



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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I - DEFINITIONS, PURCHASE OF THE
              ASSETS, ASSUMPTION OF ASSUMED LIABILITIES,
              PURCHASE PRICE; CLOSING ADJUSTMENTS;
              CONDITION OF ASSETS............................................1

      1.1.   Certain Definitions.............................................1
      1.2.   Transfer of the Assets..........................................3
      1.3.   Assumption by Buyer of Certain
             Liabilities.....................................................4
      1.4.   Non-Assumed Liabilities.........................................4
      1.5.   Purchase Price for the Assets...................................4
      1.6.   Intentionally Omitted...........................................4
      1.7.   Limitations on Assignment; Further
             Assurance.......................................................4
      1.8    Condition of Assets and Business ...............................4
      1.9    Management Operating Agreement..................................4

ARTICLE II - CLOSING.........................................................5

      2.1.   The Closing.....................................................5
      2.2.   Additional Actions to be Taken on
             the Closing Date................................................5

ARTICLE III - REPRESENTATIONS AND WARRANTIES
                OF THE SELLER................................................6

      3.1.   Organization and Qualification..................................6
      3.2.   Subsidiaries and Affiliates.....................................6
      3.3.   Validity and Execution of Agreement.............................6
      3.4.   Litigation......................................................6
      3.5.   The Assets......................................................6
      3.6.   Contracts and Other Agreements..................................6
      3.7.   Real Estate.....................................................7
      3.8.   Disclosure......................................................7
      3.9.   Survival........................................................7

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
               OF THE BUYER..................................................7

      4.1.   Organization and Qualification..................................7
      4.2.   Validity and Execution of Agreement.............................7
      4.3.   No Conflict.....................................................8

      4.4.   Litigation......................................................8
      4.5.   Disclosure......................................................8
      4.6.   Survival........................................................8

ARTICLE V - INDEMNIFICATION..................................................8

      5.1.   Indemnification.................................................8
      5.2.   Method of Asserting Claims......................................9

ARTICLE VI - POST-CLOSING COVENANTS OF THE PARTIES..........................11

      6.1.   Confidentiality................................................11
      6.2.   Non-Competition ...............................................11
      6.3.   Operation of the Business .....................................12

ARTICLE VII - CONDITIONS PRECEDENT TO THE CLOSING ..........................12

      7.1.   Consents; Stockholder Approval ................................12
      7.2.   No Suits or Actions ...........................................12

ARTICLE VIII - MISCELLANEOUS................................................12

      8.1.   No Other Representations.......................................12
      8.2.   Sales and Transfer Taxes.......................................13
      8.3.   Post-Closing Further Assurances................................13
      8.4.   Notices........................................................13
      8.5.   Publicity......................................................14
      8.6.   Entire Agreement...............................................14
      8.7.   Waivers and Amendments.........................................14
      8.8.   Governing Law..................................................14
      8.9.   Binding Effect; No Assignment..................................14
      8.10.  Variations in Pronouns.........................................14
      8.11.  Counterparts...................................................14
      8.12.  Exhibits and Schedules.........................................15
      8.13.  Effect of Disclosure on Schedules..............................15
      8.14.  Headings.......................................................15
      8.15.  Severability of Provisions.....................................15
      8.16.  Brokers........................................................15
      8.17   Termination....................................................15

                               TABLE OF CONTENTS
                                  (Continued)

EXHIBIT A - BILL OF SALE

EXHIBIT B - LANDLORD'S CONSENT

EXHIBIT C - SECURED PROMISSORY NOTE


EXHIBIT D - OPERATING AGREEMENT

SCHEDULES

1.1(a)   - Excluded Assets
1.1(b)   - Permitted Liens
1.2      - Assets
1.3(b)   - Assumed Liabilities
3.4      - Litigation - Seller and Subsidiaries
3.6      - Material Agreements
3.7      - Real Estate
4.4      - Litigation - Buyer

                           ASSET PURCHASE AGREEMENT

      ASSET PURCHASE AGREEMENT, dated January 10, 1997 by and between GREAT NECK KARATE, INC., a New York corporation (the "Seller"), and NORTHERN NASSAU KARATE, INC., a New Jersey corporation (the "Buyer").

                               W I T N E S E T H :

      WHEREAS, the Seller is engaged in the business of owning and operating a martial arts instruction center located at 8 Great Neck Road, Great Neck, NY (the "Business"); and

      WHEREAS, the Seller owns certain assets comprising the Assets (as hereinafter defined) which are related to the conduct of the Business; and

      WHEREAS, the Seller wishes to sell, and the Buyer wishes to acquire the Assets and assume certain liabilities of the Seller comprising the Assumed Liabilities (as hereinafter defined) on terms and conditions set forth below.

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Seller and the Buyer hereby agree as follows:

                                   ARTICLE I

                     DEFINITIONS; PURCHASE OF THE ASSETS;
              ASSUMPTION OF ASSUMED LIABILITIES; PURCHASE PRICE;
                   CLOSING ADJUSTMENTS; CONDITION OF ASSETS

      1.1. Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

      "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person; provided, however, that for purposes of Section 3.2, controlling or controlled shall be deemed to occur if any Person holds or has the right to vote ten (10%) percent or more of the voting stock of such other Person.

      "Assets" has the meaning specified in Section 1.2.

      "Assigned Contracts" executory contracts (including without limitation, licenses and purchase orders) set forth on Schedule 3.6, unless indicated otherwise therein.

      "Bill of Sale" means an instrument substantially in the form of Exhibit A attached hereto.

      "Business" has the meaning specified in the Recitals.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York

City.

      "Buyer" has the meaning specified in the introductory paragraph of this Agreement.

      "Claim Notice" has the meaning specified in Section 5.2(a).

      "Closing" has the meaning specified in Section 2.1(a).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" means those assets of the Seller or an Affiliate of Seller set forth on Schedule 1.1(a).

      "Governmental or Regulatory Body" means any government or political subdivision thereof, whether federal, state, county, local or foreign, or any agency, authority or instrumentality of any such government or political subdivision.

      "Indemnified Party" has the meaning specified in Section 5.2.

      "Indemnifying Party" has the meaning specified in Section 5.2.

      "IRS" means the Internal Revenue Service.

      "Landlord's Consent" means an instrument substantially in the form of Exhibit B attached hereto.

      "Leases" has the meaning specified in Section 3.7.

      "Liabilities" has the meaning specified in Section 1.3.

      "Lien" means any lien, pledge, hypothecation, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

      "Losses" has the meaning specified in Section 5.1.

      "Material Adverse Effect" means any change or changes or effect or effects that individually or in the aggregate are or may reasonably be expected to be materially adverse to (a) the Assets, operations, income or conditions (financial or otherwise) of the Business or the transactions contemplated by this Agreement or (b) the ability of the Seller to perform its obligations under this Agreement.

      "Material Agreements" has the meaning specified in Section 3.6.

      "Non-Assumed Liabilities" has the meaning specified in Section 1.4.


      "Permitted Liens" means (a) Liens for taxes not yet due and (b) the Liens set forth on Schedule 1.1(b).

      "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock Company, trust, unincorporated organization, Governmental or Regulatory Body or other entity.

      "Plan" means any plan, fund, program, understanding, policy, arrangement, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether formal or informal, whether for the benefit of a single individual or more than one individual, which is in the nature of (a) an employee pension benefit plan (as defined in ERISA ss. 3(2)) (b) an employee welfare benefit plan (as defined in ERISA ss. 3(1)) or (c) an incentive, deferred compensation, or other benefit arrangement for employees, former employees, their dependents or their beneficiaries.

      "Purchase Price" has the meaning specified in Section 1.5.

      "Real Estate Documents" has the meaning specified in Section 3.7.

      "Seller" has the meaning specified in the introductory paragraph of this Agreement.

      "Tax" or "Taxes" mean all taxes, charges, fees, levies or other assessments imposed by any federal, state, local or foreign Taxing Authority, including, without limitation, gross income, gross receipts, income, capital, excise, property (tangible and intangible), sales, transfer, value added, employment, payroll and franchise taxes and such terms shall include any interest, penalties or additions attributable to or imposed on or with respect to such assessments.

      "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, or local governmental entity or other authority in connection with the determination, assessment or collection of any Tax (whether or not such Tax is imposed on the Seller) or the administration of any laws, regulations or administrative requirements relating to any Tax.

      1.2 Transfer of the Assets. Subject to the terms and conditions set forth in this Agreement, the Seller agrees that, on the Closing Date, the Seller shall transfer, assign, convey and deliver to the Buyer, and Buyer agrees that, on the Closing Date, Buyer shall acquire and accept from the Seller, all of the assets owned, used or held by the Seller to conduct the Business and as set forth on
Schedule 1.2, other than the Excluded Assets (the "Assets"), free and clear of all Liens, other than Permitted Liens.

      1.3 Assumption by the Buyer of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer agrees that, on the date hereof, Buyer shall assume and thereafter pay, perform or discharge, as the case may be, the following obligations and liabilities of the Seller outstanding on the date hereof (the "Assumed Liabilities"):

      (a) all obligations and liabilities of the Seller arising out of, or in connection with, the Assigned Contracts, except with regard to student contracts where Buyer assumes only the obligation to provide martial arts instruction; and

      (b) all liabilities of the Seller reflected on Schedule 1.3 (b) attached hereto.

      1.4 Non-Assumed Liabilities. The Buyer shall not assume nor be responsible for any liabilities or obligations of the Seller or any of its Affiliates other than the Assumed Liabilities (the "Non-Assumed Liabilities") and those liabilities and obligations that arise from the Buyer's operation and management of the Assets.

      1.5 Purchase Price for the Assets. The consideration for the Assets shall be the (i) assumption by the Buyer of the Assumed Liabilities; and (ii) the delivery by the Buyer to the Seller on the Closing Date of a secured promissory note in the aggregate principal amount of $105,000 (the "Note") in the form attached hereto as Exhibit C.

      1.6 Intentionally Omitted

      1.7 Limitations on Assignment; Further Assurance. To the extent that the assignment of any Assigned Contract to be assigned to the Buyer, as provided herein, shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller agrees that it will use all reasonable efforts to obtain the written consent of all necessary parties to the assignment to the Buyer of all Assigned Contracts.

      1.8 Condition of Assets and Business. Buyer acknowledges that before entering into this Agreement Buyer has inspected the Assets and the operation, income and expenses of the Business and all other matters affecting or relating to this transaction as Buyer deemed necessary. Buyer also acknowledges that Buyer is fully familiar with the condition of the Assets and the Business and, except as set forth in Section 3.5, agrees to accept the same "AS IS" and in their present condition.

      1.9 Operating Agreement. Simultaneous with the execution of this Agreement, the Buyer and the Seller shall enter into that certain Operating Agreement, a form of which is attached hereto as Exhibit D.

                                  ARTICLE II

                                    CLOSING

      2.1 The Closing. (a) Subject to the satisfaction of the conditions set forth in Article VII hereof, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at 10:00 a.m. (New York City time) on March 31, 1997 at 40 Eisenhower Drive, Paramus, New Jersey. In the event that the condition contained in Section
7.1 is not satisfied by March 31, 1997, the Closing may be extended by Seller to the date upon which such condition is satisfied, but in no event later than May 31, 1997 (such date and time of Closing being referred to herein as the "Closing Date").

      (b) At the Closing, the Seller shall execute and deliver or cause to be executed and delivered to the Buyer, all documents and instruments necessary to transfer to the Buyer, all of the right, title and interest of the Seller in and to the Assets, including, without limitation:

                  (i)   the Bill of Sale signed by the Seller; and

                  (ii)  each Landlord's Consent, signed by the Seller.

      (c)   At the Closing:

                  (i) the Buyer shall execute and deliver to the Seller the Note; and

                  (ii)  the Buyer shall assume the Assumed Liabilities.

      2.2 Additional Actions to be Taken on the Closing Date.

      (a) Liens/Consents. The Seller shall have satisfied and discharged all Liens on the Assets, except for Permitted Liens and provided the Buyer with evidence of such satisfaction and discharge as well as all necessary consents to transfer or assign the Assets to Buyer, in form and substance satisfactory to the Buyer.

      (b) Shareholder Approval. The Seller shall have received the affirmative vote of a majority of voting stock outstanding of its parent corporation, Master Glazier's Karate International, Inc., to the transactions contemplated by this agreement (the "Shareholder Approval").

      (c) Landlord Consent. The Seller shall have received the consent of the landlord of Seller's principal place of business to the assignment of its lease (the "Lease") to the Buyer.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                                 OF THE SELLER

The Seller represents and warrants to the Buyer as follows:

      3.1 Organization and Qualification. Seller is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to (a) own, lease and operate their properties and assets as they are now owned, leased and operated and (b) carry on their business as now presently conducted and as proposed to be conducted. Seller is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

      3.2 Subsidiary and Affiliates. There are no subsidiaries of the Seller.

      3.3. Validity and Execution of Agreement. The Seller has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. This Agreement and such other agreements and instruments have been duly executed and delivered by Seller and each constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

      3.4 Litigation. Except as set forth on Schedule 3.4, there are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Seller, or any of its securities, assets, properties or business is bound. Except as set forth on Schedule 3.4, there are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Seller, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Seller, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Seller, reasonably be expected to have a Material Adverse Effect, nor, to the best knowledge of the Seller, are there any facts which could reasonably be expected to give rise to any such action, suit, claim, investigation or legal, administrative or arbitral proceeding.

      3.5 The Assets. The Seller owns outright and has good and marketable title (except for leasehold interests specifically set forth on Schedules 3.6 and 3.7) to all of the Assets free and clear of any Lien, other than Permitted Liens. The Assignment and Assumption Agreement and such other conveyancing documents as shall have been executed and delivered to the Buyer will convey good and marketable title to the Assets, free and clear of any Liens, except for Permitted Liens.

      3.6 Contracts and Other Agreements. Schedule 3.6 sets forth all written agreements (and, to the best knowledge of the Seller, any oral agreement) and arrangements that materially affect the operations of the Business or which are binding upon any of the Assets (collectively, the "Material Agreements").

      3.7 Real Estate. Schedule 3.7 sets forth a list of (a) all real property owned by the Seller; (b) all leases, subleases or other agreements (the "Leases") under which the Seller is a lessor or lessee of any real property; (c) all options held by the Seller or contractual obligations on its respective part to purchase or acquire any interest in real property (as set forth on Schedule 3.7) and (d) all options granted by the Seller or contractual obligations on any such Persons' part to sell or dispose of any interest in real property (as set forth on Schedule 3.7) (collectively, the "Real Estate Documents"). All of the Real Estate Documents, true, correct and complete copies of which have been delivered or made available to the Buyer, are in full force and effect and the Seller has not received any notice of any default thereunder, nor does the Seller anticipate any such notice of default. Except for each Landlords' Consent, no approval or consent of any person is needed for the Real Estate Documents to continue to be in full force and effect and such documents will not become unenforceable by the Buyer following the consummation of the transactions contemplated by this Agreement by virtue of the assignment thereof to the Buyer.

      3.8 Disclosure. Neither the representations or warranties of the Seller set forth in this Agreement, nor any Schedule to this Agreement made pursuant thereto contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All statements, documents, certificates or other items prepared or supplied by the Seller with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

      3.9 Survival. All of the representations and warranties of the Seller contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer represents and warrants to the Seller as follows:

      4.1 Organization and Qualification of the Buyer. The Buyer is a corporation validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to (a) own, lease and operate its properties and assets as they are now owned, leased and operated and (b) carry on its business as now presently conducted and is duly qualified to do business in each jurisdiction in which the nature of its business or properties makes such qualification necessary.

      4.2 Validity and Execution of Agreement. The Buyer has the full legal right, capacity and power and all requisite corporate authority and approval required to enter into, execute and deliver this Agreement and any other agreement or instrument contemplated hereby, and to perform fully its obligations hereunder and thereunder. The board of directors of the Buyer has approved the transactions contemplated by this Agreement and each of the other agreements required to be entered into pursuant hereto by the Buyer. This

Agreement and such other agreements and instruments have been duly executed and delivered by the Buyer and each constitutes the valid and binding obligation of the Buyer enforceable against it in accordance with its terms.

      4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance by the Buyer of the transactions contemplated herein will (a) violate or conflict with any of the provisions of its Certificate of Incorporation or By-Laws or other organizational documents; and (b) violate or conflict with any provision of any law, rule, regulation, order, judgment, decree or ruling of any court or federal, state or local Governmental or Regulatory Body applicable to the Buyer.

      4.4 Litigation. There are no outstanding orders, judgments, injunctions, investigations, awards or decrees of any court, Governmental or Regulatory Body or arbitration tribunal by which the Buyer, or any of its securities, assets, properties or business are bound. There are no actions, suits, claims, investigations, legal, administrative or arbitral proceedings pending or, to the best knowledge of the Buyer, threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against or affecting the Buyer, or any of its assets or properties, that, individually or in the aggregate, could, if determined adversely to the Buyer, reasonably be expected to have a material adverse effect on the business or the assets, operations or income of the Buyer, nor to the best knowledge of the Buyer, are there any facts which could reasonably be expected to give rise to any such action, suit, claim, investigation, or legal, administrative or arbitral proceeding.

      4.5 Disclosure. Neither the representations or warranties of the Buyer set forth in this Agreement, nor any Schedule to this Agreement made pursuant thereto, contains an untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. All statements, documents, certificates or other items prepared or supplied by the Buyer with respect to the transactions contemplated hereby are true, correct and complete and contain no untrue statement of a material fact or omit a material fact necessary to make the statements contained therein not misleading.

      4.6 Survival. All of the representations and warranties of the Buyer contained herein shall survive the Closing Date until the date upon which the liability to which any claim relating to any such representation or warranty is barred by all applicable statutes of limitations.

                                   ARTICLE V

                                INDEMNIFICATION

      5.1 Indemnification. (a) The Seller and its parent corporation, Master Glazier's Karate International, Inc. agree to indemnify, defend and hold harmless the Buyer and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns (collectively, the "Buyer Group") from and against any and all losses, liabilities, expenses, claims, Liens or other obligations of any nature whatsoever (hereinafter individually, a "Loss" and collectively, "Losses") suffered or incurred by the Buyer Group which, directly or indirectly, arise out of, result from or relate to (i) the operation of the business prior to the signing date of this Agreement, (ii) any material inaccuracy in or any breach of any representation or warranty of the Seller contained in Article III of this Agreement or in any other document contemplated by this Agreement, (iii) any claim brought by a shareholder of the Selling Group, and (iv) any claim, action, suit or proceeding brought against the Buyer Group by the United States Securities and Exchange Commission involving the transactions contemplated hereby.

      (b) The Buyer agrees to indemnify, defend and hold harmless the Seller and its parent corporation, Master Glazier, and their respective directors, officers, employees, and shareholders, and any Affiliates of the foregoing, and their successors and assigns from and against any and all Losses suffered or incurred by them which, directly or indirectly, arise out of, result from or relate to (i) any inaccuracy in or any breach of any representation or warranty of the Buyer contained in Article IV and (ii) the operation of the Business following the date hereof, except for student refunds, which shall be governed by Section 5.1 (d).

      (c) Notwithstanding any provision to the contrary of this Agreement or in any other agreement entered into on the date hereof between Seller's Affiliates and Buyer's Affiliates or in any document contemplated by this Agreement or such other agreements (collectively, the "Purchase Documents"), the obligations of the Selling Group to indemnify, defend and hold harmless the Buyer Group pursuant to the Purchase Documents shall not exceed the amount of the Purchase Price paid to the Seller and its Affiliates pursuant to the Purchase Documents, other than the obligations to indemnify the Buyer Group for Losses relating to any tax liabilities and actions taken by the S.E.C. or other securities authority (which shall not be so limited as provided herein).

      (d) The Seller and Master Glazier's Karate International, Inc., its parent corporation, agree to indemnify, defend and hold harmless the Buyer and its respective directors, officers, employees, shareholders and any Affiliates of the foregoing, and their successors and assigns from and against any losses arising from the refund of any money paid to the Seller by any student of the Karate Center, transferred hereby from Seller to Buyer, under a student contract with the Seller. Should a claim for a refund be made by such student, Buyer shall immediately notify Seller and Seller shall indemnify Buyer from such loss if Buyer is unsuccessful in defending such claim and it is determined that the loss is not the fault of the Buyer. A claim shall not be determined to be the fault of the Buyer if it results from the initial change in instructors, instructional style or schedule of instruction, or a conflict in personalities between the instructor and the student. A claim based on the intentional misconduct or negligence of the Buyer, its employees or independent contractors shall be considered to be the fault of the Buyer. Should a claim be made by a student who did not contract with the Seller, any such loss shall be the sole responsibility of the Buyer, with no recourse or indemnification from the Seller.

      5.2 Method of Asserting Claims. The party making a claim under this
Article V is referred to as the "Indemnified Party" and the party against whom such claims are asserted under this Article V is referred to as the "Indemnifying Party". All claims by any Indemnified Party under this Article V shall be asserted and resolved as follows:

      (a) In the event that any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand, specifying the nature of the specific basis for such claim or demand, and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand; any such notice, together with any notice given pursuant to Section 5.2(b) hereof, collectively being the "Claim Notice"); provided, however, that any failure to give such Claim Notice will not be deemed a waiver of any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced. The Indemnifying Party, upon request of the Indemnified Party, shall retain counsel (who shall be reasonably acceptable to the Indemnified Party) to represent the Indemnified Party, and shall pay the fees and disbursements of such counsel with regard thereto, provided, further, that any Indemnified Party is hereby authorized prior to the date on which it receives written notice from the Indemnifying Party designating such counsel, to retain counsel, whose reasonable fees and expenses shall be at the expense of the Indemnifying Party, to file any motion, answer or other pleading and take such other action which it reasonably shall deem necessary to protect its interests or those of the Indemnifying Party until the date on which the Indemnified Party receives such notice from the Indemnifying Party. After the Indemnifying Party shall retain such counsel, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties of any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not, in connection with any proceedings or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one such firm for the Indemnified Party (except to the extent the Indemnified Party retained counsel to protect its (or the Indemnifying Party's) rights prior to the selection of counsel by the Indemnifying Party). The Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends. No claim or demand may be settled by an Indemnifying Party or, where permitted pursuant to this Agreement, by an Indemnified Party without the consent of the Indemnified Party in the first case or the consent of the Indemnifying Party in the second case, which consent shall not be unreasonably withheld, unless such settlement shall be accompanied by a complete release of the Indemnified Party in the first case or the Indemnifying Party in the second case.

      (b) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not dispute such claim, the amount of such claim shall be paid to the Indemnified Party within twenty (20) days of receipt of the Claim Notice.

      (c) So long as any right to indemnification exists pursuant to this
Article V, the affected parties each agree to retain all books, records, accounts, instruments and documents reasonably related to the Claim Notice. In each instance, the Indemnified Party shall have the right to be kept informed by the Indemnifying Party and its legal counsel with respect to all significant matters relating to any legal proceedings. Any information or documents made available to any party hereunder, which information is designated as confidential by the party providing such information and which is not otherwise generally available to the public, or which information is not otherwise lawfully obtained from third parties or not already within the knowledge of the party to whom the information is provided (unless otherwise covered by the confidentiality provisions of any other agreement among the parties hereto, or any of them), and except as may be required by applicable law or requested by third party lenders to such party, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

                                  ARTICLE VI

                     POST-CLOSING COVENANTS OF THE PARTIES

      6.1 Confidentiality. (a) From and after the Closing Date, the Seller and its shareholders shall not disclose or furnish to any other Person, except to the respective directors, officers, employees, accountants and lawyers of the Seller and except to the extent required by law or by order of any court or governmental agency or regulatory authority, any information relating to the operations or financial status of the Business of Buyer including customer lists which is not specifically a matter of public record.

      (b) The Buyer shall not disclose or furnish to any Person, except to the respective directors, officers, employees, accountants and lawyers of Buyer and except to the extent required by law or by order of any court or governmental agency, any information relating to the operations or financial status of the Seller and its Affiliates which is not specifically a matter of public record.


      6.2 Non-Competition. The Seller acknowledges that the Seller's ownership of the Assets and its operation of the Business has brought it in close contact with certain confidential affairs of the Business not readily available to the public, and the Buyer would not purchase the Assets, but for the agreements and covenants of the Seller and its shareholders contained in this Section 6.2. The Seller and Master Glazier's Karate International, Inc. shall not directly or indirectly, for a period of time equal to the remaining term of the Lease so long as the same is in full force and effect including any renewal thereof, (i) engage in any business similar to the Business within the State of New York,
(ii) acquire a proprietary interest in any Person having a facility located within the State of New York engaged in activities similar to the Business as a partner, officer, director, shareholder, principal, agent, trustee, consultant, lender or in any other relationship or capacity, except for investments by the Seller or its Subsidiaries or Affiliates in securities traded on a national stock exchange or the over the counter market which do not exceed five (5) percent of the total outstanding shares of such securities.

      Mark Glazier, individually, shall not directly or indirectly, for a period of five (5) years, (i) engage in any business similar to the Business within the State of New York, (ii) acquire a proprietary interest in any Person having a facility located within the State of New York engaged in activities similar to the Business as a partner, officer, director, shareholder, principal, agent, trustee, lender or in any other relationship or capacity, except that commencing on the beginning of the twenty fifth (25) month after the date hereof, Mark Glazier may engage in a business similar to the Business and/or acquire a proprietary interest in a Person engaged in activities similar to the Business within the State of New York on the condition that such business is not: (a) conducted within a five (5) mile radius of any place of operations of the Buyer or any Affiliate; and (b) conducted within the counties of New York, Queens, Rockland, Westchester, Nassau, and Richmond for the remaining term of the Lease assigned by Seller or its Affiliate to Buyer, including any renewal thereof.

       If any court determines that this covenant, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      6.3 Operation of the Business; Access to Records. The Buyer shall maintain and operate the business in accordance with past practice. The Buyer shall permit Seller and its agents to inspect its books and records (upon reasonable notice and during reasonable times) in order to review the contracts assigned to Educational Funding Co.

      6.4 Non-Solicitation. Seller and its Affiliates agree that for the term of the Lease assigned by Seller to Buyer, they shall not employ or attempt to employ any person who is or shall become an employee of the Buyer or its

Affiliates within the one (1) year period from and after the date hereof.

      6.5 Non-Interference. Seller and its Affiliates agree that they shall not enter into negotiations for leased premises for the purpose of commencing the operation of a business similar to the Business if Buyer or one of its Affiliates is currently engaged in negotiations for said premises and provided written notice of such fact to Seller or its Affiliates.

      6.6 Consulting. Nothing contained in this Article VI, should be construed to prohibit Mark Glazier, individually, from engaging in, performing, or providing martial arts "consulting" services to martial arts business owners. As used herein, the term "consulting" shall under no circumstances be construed to permit Mark Glazier to own or operate, in any capacity, a martial arts school in violation of the covenants set forth above.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE CLOSING

Section 7. Conditions Precedent to Parties's Obligations. The obligations of Seller to sell the Assets is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by the Seller:

      7.1 Consents; Stockholder Approval. The Seller shall have obtained all necessary consents to assignments of all parties to material contracts with the Seller, including but not limited to the Landlord's Consent. Additionally, as required by law, the Seller shall have obtained the Shareholder Approval.

      7.2 No Suits or Actions. At the Closing Date, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this

Agreement or the transactions contemplated hereby. Additionally, there shall be no other action, suit, claim, investigation or legal, administrative or arbitral proceeding , either pending or threatened, against the Seller or the Buyer, except as listed on Schedules 3.4 and 4.4. Further, there shall have been no change in any such action, suit, claim, investigation or legal, administrative or arbitral proceeding as listed on Schedules 3.4 and 4.4 that would have a Material Adverse Effect on the Business of the Seller or the Buyer.

                                 ARTICLE VIII

                                 MISCELLANEOUS

      8.1 No Other Representations. In entering into this Agreement, Buyer has not been induced by and has not relied upon any representations, warranties or statements, express or implied, made by the Seller or any agent, employee or other representative of the Seller or by any broker or any other person representing or purporting to represent the Seller, that are not expressly set forth in this Agreement, whether or not any said representations, warranties or statements were made in writing or orally. Buyer hereby acknowledges that the Seller shall only be liable to the Buyer with respect to the representations, warranties or statements of the Seller contained in this Agreement or in the Schedules annexed hereto.

      8.2 Sales and Transfer Taxes. All required filings under any applicable Federal, state, foreign or local sales tax, stamp tax or similar laws or regulations shall be made in a timely manner by the party responsible therefor under such laws and regulations, and, at the Closing, such party shall deliver to the other parties either (a) proof of the payment of any sales tax assessed pursuant to such filings or (b) statements of no sales tax due, as the case may be. The parties agree to pay any and all transfer, sales or stamp taxes and any similar taxes or assessments imposed on the transfer of the Assets and the Assumed Liabilities in accordance with the terms of this Agreement, such taxes and assessments to be borne entirely by the Buyer.

      8.3 Post-Closing Further Assurances. At any time and from time to time after the Closing Date at the request of either party, and without further consideration, the other party will execute and deliver, or cause the execution and delivery of, such other instruments of sale, transfer, conveyance, assignment and confirmation and take or cause to be taken such other action as the party requesting the same may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to the requesting party all of the property and rights intended to be conveyed to such party pursuant to the provisions of this Agreement.

      8.4 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, telegraphed, telefaxed, sent by facsimile transmission or sent by prepaid air courier or certified, registered or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, telegraphed, telexed, sent by facsimile transmission and confirmed in writing within three (3) Business Days thereafter or sent by prepaid air courier or (b) three (3) Business Days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 8.4):

            If to Seller, to:

                     Master Glazier's Karate International, Inc.
                     377 Hoes Lane
                     Piscataway Centre
                     Piscataway, NJ 08854
                     Attn: Mark Glazier
                     Telephone Number (908) 354-2349
                     Telecopier Number (908) 981-8982


            with copies to:

                     Bernstein & Wasserman, LLP
                     950 Third Avenue
                     New York, NY  10022
                     Attn: Alan N. Forman, Esq.
                     Telephone Number (212) 826-0730
                     Telecopier Number (212) 371-4730

            If to Buyer to:

                     Tiger Schulmann's Karate
                     40 Eisenhower Drive
                     Paramus, New Jersey 07652
                     Attn: Danny Schulmann

      8.5 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by the Buyer and the Seller.

      8.6 Entire Agreement. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

      8.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

      8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

      8.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns and legal representatives. This Agreement is not assignable except by operation of law and any other purported assignment shall be null and void.

      8.10 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      8.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

      8.12 Exhibits and Schedules. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

      8.13 Effect of Disclosure on Schedules. Any item disclosed on any Schedule shall only be deemed to be disclosed in connection with (a) the specific representation and warranty to which such Schedule is expressly referenced, (b) any specific representation and warranty which expressly cross-references such Schedule and (c) any specific representation and warranty to which any other Schedule to this Agreement is expressly referenced if such other Schedule expressly cross-references such Schedule.

      8.14 Headings. The headings in this agreement are for reference only, and shall not affect the interpretation of this Agreement.

      8.15 Severability of Provisions. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any Person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affect thereby.

      8.16 Brokers. Each party hereto represents and warrants that no broker or finder is entitled to any brokerage or finder's fee or other commission from such party, based on agreements, arrangements or undertakings made by such party, in connection with the transactions contemplated hereby.

      8.17 Termination. This Agreement may be terminated (i) upon written consent of the parties, or (ii) by Seller or Buyer, in the event that the conditions contained in Article VII have not been satisfied by May 31, 1997; provided however, that Seller shall reimburse Buyer for its expenses in an amount equal to $66,666 if Seller's failure to close is as a result of Seller's failure to receive the Shareholder Approval (such date being the "Termination Date").

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              NORTHERN NASSAU KARATE, INC.

                              By: /s/ Danny Schulmann
                                  ------------------------------------
                                  Name: Danny Schulmann
                                  Title: President

                              GREAT NECK KARATE, INC.

                              By: /s/ Mark Glazier
                                  ------------------------------------
                                  Name: Mark Glazier
                                  Title: President

                              As to Section 6.2 only:

                                   /s/ Mark Glazier
                              ------------------------------------
                              Mark Glazier, individually


                              As to Section 6.2 only:


                              MASTER GLAZIER'S KARATE INTERNATIONAL,  INC.


                              By: /s/ Mark Glazier
                                  ------------------------------------
                                  Name: Mark Glazier
                                  Title: President

                               Schedule 1.1 (a)

                               Excluded Assets

All pictures, photographs, newspaper articles and manuals bearing the proprietary logo or tradename of Buyer.

                               Schedule 1.1(b)

                               Permitted Liens

                                     None

                                 Schedule 1.2

                                    Assets

Asset                     Purchase Price Allocation
-----                     -------------------------

Current Lease Term        $72,250.00
Renewal Term              $12,750.00
Equipment                 $ 5,000.00
Leasehold Improvements    $10,000.00

The term "Equipment" as used above refers to all furniture, fixtures, and personal property of the Seller situated within the premises described in
Schedule 3.7 on the date hereof, exclusive of those items of constituting Excluded Assets listed in Schedule 1.1(a).

                               Schedule 1.3(b)

                             Assumed Liabilities

Buyer assumes all liabilities associated with:

      1. All obligations to teach martial arts to current students of the Business

      2. The Seller's obligation to pay telephone bills for lines currently existing at the Business; and

      3.    The Seller's obligation to pay for Yellow Pages advertising.

                                 Schedule 3.4

                                  Litigation

                                     None

                                 Schedule 3.6

                             Material Agreements

      *1.   All student contracts for martial arts instruction. [Attach list]

      *2. That certain Lease Agreement dated March 1, 1994 by and between the Seller and Great Neck Plaza, L.P.

----------
* indicates Assigned Contracts, except for contracts assigned to Educational Funding Co. (a copy of which is attached).

                                 Schedule 3.7

                                 Real Estate

      Lease by and between Great Neck Plaza, L.P., as Landlord, and Master Glazier's Karate International, Inc., dated March 1, 1994 for a term of ten (10) years with one (1) renewal period of five (5) years. The Lease is for approximately two thousand three hundred (2,300) square feet of space located at the shopping center, at 8 Great Neck Road, Great Neck, NY.

                                 Schedule 4.4

                                  Litigation

                                     None

                                                                     EXHIBIT A

                                 BILL OF SALE

            KNOW ALL MEN BY THESE PRESENTS, that GREAT NECK KARATE, INC., a New York corporation, (the "Seller") for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged by these presents, and pursuant to an Asset Purchase Agreement dated January 10, 1997 ("Purchase Agreement") between Seller and NORTHERN NASSAU KARATE, INC. a New Jersey corporation ("Buyer") (except as otherwise provided herein, all capitalized terms contained and not defined herein shall have herein the respective meanings ascribed to them in the Purchase Agreement), hereby transfers, conveys, assigns and delivers unto Buyer all of the right, title and interest of Seller in and to the Assets.

            Seller agrees to cooperate with Buyer in obtaining any consents or waivers of third parties necessary to transfer to Buyer all property and rights provided to be transferred to Buyer under the Purchase Agreement.

            TO HAVE AND TO HOLD the Assets unto Buyer, its successors and assigns, for its use and its use forever.

            At any time and from time to time after the date hereof at the request of Buyer, and without further consideration, Seller shall execute and deliver such other instruments of transfer, conveyance, assignment and confirmation and take such other action as Buyer may reasonably request as necessary or desirable in order to more effectively transfer, convey and assign to Buyer, and to confirm Buyer's title to or rights in, all of the Assets, and to put Buyer in actual possession and operating control thereof.

      IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of January 10, 1997.


                              GREAT NECK KARATE, INC.


                              By:    /s/ Mark Glazier
                                  ------------------------------------
                                    Name: Mark Glazier
                                    Title: President

ACCEPTED THIS 10th DAY
OF JANUARY, 1997

NORTHERN NASSAU KARATE, INC.


By:    /s/ Danny Schulmann
   ------------------------------------
   Name: Danny Schulmann
   Title: President

                                                                     EXHIBIT B

                              LANDLORD'S CONSENT

                             SECOND MODIFICATION OF
                        LEASE AND ASSIGNMENT AGREEMENT


     AGREEMENT made this 10th day of January 1997 by and between GREAT NECK PLAZA, L.P. 113 Crossways Park Drive, Woodbury, New York (hereinafter "Landlord") and MASTER GLAZIER'S KARATE INTERNATIONAL, INC., 570 North Broad Street, Suite 16, Elizabeth, New Jersey (hereinafter "Tenant-Assignor") and NORTHERN NASSAU KARATE, INC. with offices at 8 Great Neck Road, Great Neck, New York (hereinafter "Assignee").

                              W I T N E S S E T H

     WHEREAS, the Tenant-Assignor is the Tenant pursuant to a certain Lease dated as of the 1st day of March, 1994 which Lease was amended by Agreement dated the 7th day of March 1994 (hereinafter collectively referred to as the "Lease"); and

     WHEREAS, the Tenant-Assignor has requested the Landlord's permission to assign said Lease to the Assignee and the Assignee desires to assume all the obligations of the Tenant thereunder; and

     WHEREAS, the Assignee has requested that the Lease be modified in certain respects as hereinafter set forth it is

     NOW THEREFORE, in consideration of the mutual covenants and conditions contained herein and such other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties hereto agreed as follows:

     1. Upon execution hereof, Tenant-Assignor shall pay to the Landlord the sum of $70,000.00 as and for an assignment fee in consideration of the Landlord's consent given hereunder and in consideration of the modification of the Lease in accordance herewith. In consideration thereof, the Landlord hereby releases the Tenant-Assignor from any obligations as Tenant under the Lease, and the Assignee shall be solely liable as Tenant under the Lease as if it was the Original Tenant named thereunder.

     2. Assignor hereby assigns to the Assignee any and all right, title and interest in and to the Lease and the premises occupied thereunder and Assignee hereby assumes any and all rights and obligations of the Tenant under said Lease from the date hereof as if said Lease had been originally signed by the Assignee as tenant. Assignee agrees that the obligations assumed shall benefit the Landlord named in the Lease as well as the Assignor. Nothing herein contained shall be construed to modify, waive, impair or affect any of the covenants, agreements, terms, provisions or conditions contained in the Lease, or to waive any breach of Tenant in the due keeping, observance or performance thereof unless specifically set forth herein.


     3. Assignee shall be responsible for the due keeping, performance and observance throughout the Term of the Lease, of all of the covenants, agreements, terms, provisions and conditions therein set forth on the part of Tenant to be kept, performed and observed from the date hereof, and for its entire Term and for the payment of the Fixed Rent, Additional Rent and all other sums now and/or hereafter payable thereunder, expressly including as such Additional Rent, any and all charges for any property, material, labor, utility or other services furnished or rendered by Landlord in or in connection with the premises demised by the Lease, whether for, or at the request of, Tenant or Assignee.

     4. The Landlord's consent thereto shall not be construed as a consent by Landlord, to, or as permitting, any other or further assignment and/or subletting by either Tenant or Assignee, and no such further assignment or subletting shall be made except in accordance with the Lease. Neither this Assignment and Assumption Agreement, a Memorandum hereof or any other document setting forth any of the information contained herein shall be recorded.

     5. Tenant hereby transfers and conveys to the Landlord any and all right, title and interest in and to the security deposit presently held by the Landlord under the Lease in the sum of $15,660.00 and Tenant and Assignee consent and agree to the release of such funds to the Landlord and irrevocably waive any claims to said deposit which shall hereafter be the sole and exclusive property of the Landlord. Tenant and Assignee acknowledge and agree that notwithstanding anything to the contrary contained in the Lease, the Landlord shall not hold any security deposit thereunder and the provisions of the Lease relating thereto including, but not limited to, the definition of "Security Deposit" contained in Article 1 of the Lease and Article 34 of the Lease shall be and are hereby DELETED in their entirety.

     6. Effective as of November 1, 1996 the following provision shall be deleted from

Article 1, "Definitions" of the Lease:

     "Minimum Base Rent"           The Minimum Base Rent payable during the
                                   first and second Lease Years is $75,600.00 per annum payable in equal monthly installments in advance of $6,300.00.

                                   The Minimum Base Rent payable during the third Lease Year is $78,624.00 per annum payable in equal monthly installments in advance of $6,552.00

                                   The Minimum Base Rent payable during the

                                   forth Lease Year is $81,768.96 per annum payable in equal monthly installments in advance of $6,814.08.

                                   The Minimum Base Rent payable during the fifth Lease Year is $85,039.72 per annum payable in equal monthly installments in advance of $7,086.64.

                                   The Minimum Base Rent payable during the sixth Lease Year is $88,441.31 per annum payable in equal monthly installments in advance of $7,370.11.

                                   The Minimum Base Rent payable during the seventh Lease Year is $91,978.96 per annum payable in equal monthly installments in advance of $7,664.91.

                                   The Minimum Base Rent payable during the eighth Lease Year is $95,658.12 per annum payable in equal monthly installments in advance of $7,971.51.

                                   The Minimum Base Rent payable during the ninth Lease Year is $99,484.44 per annum payable in equal monthly installments in advance of $8,290.37.

                                   The Minimum Base Rent payable during the tenth Lease Year is $103,463.81 per annum payable in equal monthly installments in advance of $8,621.98.

and inserted in their place as part of Article 1, "Definitions" shall be the following:

     "Minimum Base Rent"           The Minimum Base Rent payable for the period
                                   beginning on March 1, 1994 and ending on February 28, 1996 is $75,600.00 per annum payable in equal monthly installments in advance of $6,300.00

                                   The Minimum Base Rent payable during the period from March 1, 1996 to December 31, 1996 is $78,624.00 per annum payable in equal monthly installments in advance of $6,552.00.

                                   The Minimum Base Rent payable during the

                                   period from January 1, 1997 to December 31,
                                   1998 shall be $58,950.00 per annum payable in equal monthly installments in advance of $4,912.50.

                                   The Minimum Base Rent payable during the period from January 1, 1999 to December 31, 1999 shall be $60,718.50 per annum payable in equal monthly installments in advance of $5,059.88.

                                   The Minimum Base Rent payable during the period from January 1, 2000 to December 31, 2000 shall be $62,540.06 per annum payable in equal monthly installments in advance of $5,211.67.

                                   The Minimum Base Rent payable during the period from January 1, 2001 to December 31, 2001 shall be $64,416.26 per annum payable in equal monthly installments in advance of $5,368.02.

                                   The Minimum Base Rent payable during the period from January 1, 2002 to December 31, 2002 shall be $66,348.74 per annum payable in equal monthly installments in advance of $5,529.06.

                                   The Minimum Base Rent payable during the period from January 1, 2003 to February 29, 2004 shall be $68,339.21 per annum payable in equal monthly installments in advance of $5,694.93.

     7. Effective as of the date hereof, paragraph 3.04 of the Lease shall be deleted and paragraph 12.01, 12.02, 12.03, 12.05 and 12.06 shall be deleted.

     8. Effective as of the date hereof, the following provisions shall be deleted from Article 1, Definitions:

     "Permitted Use"               Martial arts training classes, related
                                   exercise instruction and for retail sale of martial arts equipment, juice bar which serves fitness shakes and gator-aid
                                   (electrolyte) drinks to members of Tenant's karate center only, and for no other purpose."


and inserted in its place shall be the following provisions:


     "Permitted Use"               Instruction of martial arts and physical
                                   fitness, retail sale of martial arts
                                   clothing and related products including, but not limited to, uniforms, shorts, hats, sweats, shirts, and other equipment, and sale of vitamins, juices and fitness performance products, and for no other purpose."

     9. Effective on the date hereof, the words "within three (3) miles of the outer perimeter of the Shopping Center" contained in the radius restriction of paragraph 6.04 of the Lease shall be deleted and inserted in their place the words "within one (1) mile from the outer perimeter of the Shopping Center."

     10. Effective on the date hereof, the following provision shall be added to the end of paragraph 6.02(5):

               "Notwithstanding the foregoing, it is agreed that if Landlord, in its sole discretion and judgment, determines that Tenant's use of the Demised Premises causes excessive and/or objectionable noises outside of the Demised Premises or in any other part of the Shopping Center, Landlord, at its sole cost, may retain such consultants and/or experts to determine the extent and quantity of work necessary to alleviate such noises and any work determined to be necessary by said consultant shall be paid for by Tenant."

     11. Effective on the date hereof the following provision shall be added as paragraph 45.05 to the Lease"

               "Notwithstanding the foregoing provisions of paragraph 45.01, Landlord agrees not to relocate Tenant to any premises located in the cross-hatched areas set forth on Exhibit F hereto and that notwithstanding any relocation under this paragraph, no relocation shall result in an increase in the Minimum Base Rent or Additional Rent payable by the Tenant hereunder."

     12. Effective on the date hereof, paragraphs 49.02 and 49.03 shall be deleted in their entirety and inserted in their place shall be the following provision:

               "49.02 Provided Tenant timely and properly exercises its option to renew pursuant to paragraph 49.01 above, the Minimum Base Rent payable by Tenant for the Option Period shall be as follows:

                      For the period beginning on March 1, 2004
               and ending on February 28, 2005, the sum of $70,389.39 per annum, payable in equal monthly installments in advance of $5,865.78.

                      For the period beginning on March 1, 2005
               and ending on February 28, 2006, the sum of $72,501.06 per annum, payable in equal monthly installments in advance of $6,041.76.

                      For the period beginning on March 1, 2006
               and ending on February 28, 2007, the sum of $74,676.09 per annum, payable in equal monthly installments in advance of $6,223.01.

                      For the period beginning on March 1, 2007
               and ending on February 28, 2008, the sum of $76,916.38 per annum, payable in equal monthly installments in advance of $6,409.70.

                      For the period beginning on March 1, 2008
               and ending on February 28, 2009, the sum of $79,223.87 per annum, payable in equal monthly installments in advance of $6,601.99.


     13. This Second Modification of Lease and Assignment Agreement (the "Agreement") is subject to and contingent upon approval of the terms and conditions contained herein by the Board of Directors of Master Glazier's Karate International, Inc. ("Board Approval"). In the event Board Approval is not obtained on or before April 30, 1997, Tenant-Assignor shall notify Landlord and Assignee in writing sent by regular and certified mail at the addresses set forth above that Board Approval has not been obtained in which event: (i) the terms and conditions of the Agreement shall be deemed null and void and of no further force and effect as of the first day of the calendar month immediately folowing delivery of the notice (the "Effective Date"); (ii) Assignee shall surrender and Tenant-Assignor shall resume possession of the Premises on the Effective Date; (iii) the $70,000 payment referenced in paragraph 1 shall be applied by the Landlord and the Assignor shall be obligated to pay out of said sum the difference between the rents the Landlord would have been entitled to under the Lease had this Agreement not been made and the modified amounts of Minimum Base Rent paid by the Assignee pursuant to this Agreement prior to the Effective Date as well as any other Minimum Base Rent or Additional Rent due or become due under the Lease from the Effective Date until the monies have been fully applied; and (iv) the Security Deposit of $15,660 referenced in paragraph 5 shall be returned to an account to be maintained by Landlord for the benefit of Tenant-Assignor to be held or applied in accordance with the terms of the Lease.

     14. In the event Tenant-Assignor fails to deliver to Landlord notice that it has not obtained Board of Approval by April 30, 1997, time being of the essence, or in the event that Tenant-Assignor delivers written notice to Landlord that it has obtained Board Approval at any time prior to April 30, 1997, the terms of this Agreement shall be deemed firm and shall remain in full force and effect.

     15. Upon execution hereof and as a condition precedent to the Landlord's consent to the assignment herein, the principal of the Assignee, Daniel Schulmann, shall execute a guaranty in the form annexed hereto as Exhibit "G" and the Tenant shall pay to the Landlord, Landlord's attorney's fees, costs and expenses incurred in connection herewith in the sum of $2,500.00.

     16. All prior understandings and agreements between Landlord, Tenant and Assignee are merged herein and this Second Modification of Lease Agreement and Assignment Agreement and the Lease may not be further changed, amended, cancelled or extended except in a writing duly signed by both parties. The parties agree that the Lease and this Agreement contain the entire agreement between Landlord, Tenant and Assignee and except to the extent herein modified, the parties ratify and reaffirm all of the terms and conditions of the Lease which the parties agree is in full force and effect. No representations, warranties or agreements claimed to have been made by the Landlord to Tenant with respect to the Lease or this Agreement which are not contained in the Lease or Agreement shall have any force or effect.

     17. Nothing herein shall be deemed binding upon the Landlord unless and until a fully executed copy of this Agreement is delivered to the Tenant and to the Assignee.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                             GREAT NECK PLAZA, L.P.
                             NSM Development Corp., General Partner

                             By: /s/ Neal S. Kaplan
                                 -----------------------------------------
                                     NEAL S. KAPLAN, President


                             MASTER GLAZIER'S KARATE
                             INTERNATIONAL, INC.

                             By: /s/
                                 -----------------------------------------



                             NORTHERN NASSAU KARATE, INC.

                             By: /s/ Danny Schulmann
                                 -----------------------------------------
                                     DANNY SCHULMANN, President

                           THE GARDENS AT GREAT NECK

                                     [MAP]

                                   EXHIBIT G

                               GUARANTY OF LEASE


     WHEREAS, NORTHERN NASSAU KARATE INC. is desirous of assuming the obligations of the Tenant under the Lease as hereinafter mentioned as "Tenant"; and

     WHEREAS, Daniel Schulmann (hereinafter "Guarantor") has requested Great Neck Plaza, L.P., 113 Crossways Park Drive, Woodbury, New York hereinafter designated as the "Landlord", to consent to the Assignment of the Lease to NORTHERN NASSAU KARATE INC., as Tenant of the premises described in said Lease and located in the Gardens at Great Neck Shopping Center, Middleneck Road and Great Neck Road, Great Neck Plaza, New York; and

     WHEREAS, the Landlord has refused to consent to the Assignment of said Lease unless the Guarantor guarantees said Lease in the manner hereinafter set forth; it is

     NOW, THEREFORE, to induce the Landlord to consent to the Assignment of said Lease and the modification thereof pursuant to the Second Lease Modification and Assignment Agreement dated the date hereof, the undersigned Daniel Schulmann residing at 9 Commill Court, Saddle River, New Jersey 07458, the Guarantor, hereby agrees:

     1. (a) The Guarantor unconditionally guarantees to the Landlord and the successors and assigns of the Landlord the full and punctual performance and observance, by the Tenant, of all the terms, convenants and conditions in said lease contained on Tenant's part to be kept, performed or observed subject to the limitation set forth in paragraph "5" hereof. This guaranty shall include any liability of Tenant which shall accrue under said lease for any period preceding as well as any period following the Term in said lease specified. The Guarantor waives notice of any breach or default by Tenant.


          (b) If, at any time, default shall be made by the Tenant in the performance or observance of any of the terms, covenants or conditions in said lease contained on the

Tenant's part to be kept, performed or observed, the Guarantor will keep, perform and observe the same, as the case may be, in place and stead of the Tenant subject to the limitation set forth in paragraph "5" hereof.

     2. Any act of the Landlord, or the successors or assigns of the Landlord, consisting of a waiver of any of the terms or conditions of said lease, or the giving of any consent to any manner or thing related to said lease, or the granting of any indulgences or extensions of time to the Tenant, may be done without notice to the Guarantor and without releasing the obligations of the Guarantor hereunder.

     3. The obligations of the Guarantor hereunder shall not be released by Landlord's receipt, application or release of security given for the performance and observance of covenants and conditions in said lease contained on Tenant's part to be performed or observed; nor by any modification of such lease, but in case of any such modification the liability of the Guarantor, shall be deemed modified in accordance with the terms of any such modification of the lease.

     4. The liability of the Guarantor hereunder shall in no way be affected by (a) the release or discharge of the Tenant in any creditors', receivership, bankruptcy or other proceedings, (b) the impairment, limitation or modification of the liability of the Tenant or the estate of the Tenant in bankruptcy, or of any remedy for the enforcement of the Tenant's said liability under the lease, resulting from the operation of any present or future provision of the National Bankruptcy Act or other statute or from the decision in any court; (c) the rejection or disaffirmance of the lease in any such proceedings; (d) the assignment or transfer of the Lease by the Tenant; (e) any disability or other similar defense of the Tenant, or (f) the cessation from any cause whatsoever of the liability of the Tenant except arising out of Landlord's default.

     5. If Tenant shall have fully and faithfully complied with all the terms and conditions on its part to be performed under the Lease including the payment of all installments of Minimum Base Rent and all Additional Rent and does not default in any of the provisions thereafter until the Vacate Date (as hereinafter defined) including but not limited to the timely payment of all Minimum Base Rent and Additional Rent due until said Vacate Date, and provided further that Tenant shall give irrevocable written notice to Landlord at least one hundred and eighty days (180) days prior to the last day of a calendar month that it shall vacate the subject premises on or before the last day of said calendar month (hereinafter "Vacate Date") and provided further that Tenant actually vacates the Demised Premises on or before the Vacate Date specified in the said written notice in rentable condition and in the condition required to be given to the Landlord at the expiration of the Term of the Lease as provided for in the Lease, the Guarantor's liability under this Guaranty shall be limited to the full and punctual performance and observance by the tenant of all the terms, convenants, and conditions in the Lease on Tenant's part to be performed, including the payment of all Minimum Base Rent and Additional Rent to be paid by Tenant to Landlord from the date hereof until: (i) the date which is three (3) months after the Vacate Date if the Vacate Date occurs during the first three (3) Lease Years; or (ii) the date which is two (2) months after the Vacate Date if the Vacate Date occurs during the fourth or fifth Lease Years; or (iii) the date which is one (1) month after the Vacate Date if the Vacate Date occurs during the sixth (6th) through tenth (10th) Lease Years; or (iv) the Vacate Date if the Vacate Date occurs during the eleventh
(11th) through fifteenth (15th) Lease Years, provided that on or before said Vacate Date the Tenant actually vacates the Demised Premises free of all tenancies and relinquishes legal and physical possession of the Demised Premises, in rentable condition and in the condition required to be given to Landlord by Tenant pursuant to the provisions of the Lease. If Tenant does not vacate on or before the Vacate Date specified in its written notice and/or the written notice to Landlord from Tenant is not at least one hundred and eighty
(180) days prior to the Vacate Date specified in the written notice, and/or if Tenant shall prior to the Vacate Date, default in the payment of Minimum Base Rent or Additional Rent, which default shall not have been cured prior to the Vacate Date, the Guarantor's liability under this Guaranty shall continue and be unaffected by the Tenant's vacatur of the Demised Premises, and in such event, notwithstanding the actual vacatur by the Tenant, the Guarantor shall in all respects remain liable for the full and punctual performance and observance by the Tenant of all the terms, covenants and conditions of the Lease on Tenant's part to be kept, performed or observed including any liability of the Tenant which shall accrue under said Lease for any period preceding as well as any period following the Term of said Lease. Nothing contained in this paragraph 5 shall be in any way construed or deemed to create any right by the Tenant to terminate, cancel and/or surrender the Lease prior to the expiration of the Term thereof and the provisions of this paragraph shall operate solely to limit the liability of the Guarantor in the event the Tenant vacates the Demised Premises prior to the expiration of the Term in strict accordance with all the terms and conditions hereof.

     6. This Guaranty shall apply to the said Lease, any extension or renewal thereof and to any holdover term following the term hereby granted or any extension or renewal thereof. This Guaranty shall be governed by the laws of the State of New York and any and all proceedings hereunder shall be brought in the courts of competent jurisdiction located in the County of Nassau, State of New York. In any action or proceeding to enforce any of the terms, covenants and conditions of this Guaranty and/or the Lease, the Landlord shall be entitled to recover from the Guarantor any attorneys fees, costs and expenses incurred therein.

     7. This Guaranty constitutes the entire agreement between the parties and any and all prior negotiations, conversations, and representations are merged herein. This instrument may not be changed, modified, discharged or terminated orally or in any manner other than by an agreement in writing signed by the Guarantor and the Landlord.

     IN WITNESS WHEREOF, the Guarantor has hereunto set his hand and seal the _____ day of January 1997.

Witness for Tenant:


                                          /s/ DANIEL SCHULMANN
----------------------------------        --------------------------------
                                          DANIEL SCHULMANN

                                          S.S.#: ###-##-####
                                                 -------------------------

                                          Date of Birth: 7/2/62
                                                         -----------------

                                ACKNOWLEDGMENT

STATE OF NEW YORK        )
                         ) s.s.:
COUNTY OF NASSAU         )



     On this _________, day of January 1997, before me personally came DANIEL SCHULMANN, to me known, who being by duly sworn, did depose and say that he resides at ________________________________ and that he is the individual described herein who executed the foregoing and duly acknowledged to me that he executed the same.

                                          _________________________________
                                          NOTARY PUBLIC

                                                                       EXHIBIT C

                             SECURED PROMISSORY NOTE

                             SECURED PROMISSORY NOTE

$105,000                                                  ______________, 1997
                                                                  New York, NY

      FOR VALUE RECEIVED, NORTHERN NASSAU KARATE, INC., together with its successors and assigns (the "Buyer"), hereby unconditionally promises to pay to the order of GREAT NECK KARATE, INC., together with their successors and assigns (the "Seller"), in lawful currency of the United States of America, at the Seller offices at 377 Hoes Lane, Piscataway Centre, Piscataway, New Jersey, 08854, or at such other address as shall be designated by the Seller in a written notice to the Buyer, by thirty months following the Initial Payment Date, as that term is defined herein (the "Maturity Date"), the principal sum of $105,000 without interest on the principal amount hereof. The outstanding principal amount shall be paid on the first day of each calendar month in thirty
(30) equal installments of $3,500.00, commencing on the first day of the calendar month following the Closing, but under no circumstances within thirty
(30) days of the Closing (the "Initial Payment Date") and ending on the Maturity Date. This Note is being delivered in connection with the closing of the transactions contemplated by that certain Asset Purchase Agreement dated January 10, 1997 between the Buyer and the Seller (the "Asset Purchase Agreement"). Capitalized terms not otherwise defined shall have the meaning ascribed to them in the Asset Purchase Agreement.

      SECTION 1. Default, Acceleration. In the event that: (i) the Buyer shall fail to pay any principal hereunder for a period of five (5) days after such payment is due; or (ii) the Buyer shall fail to observe or perform any of the covenants of the Buyer contained herein for a period of ten (10) days after written notice thereof from Seller; or
(iii) the Buyer shall file a petition or enter into any voluntary case under any bankruptcy or similar law; or (iv) there is commenced against the Buyer an involuntary case or other similar proceeding under any bankruptcy or similar law which remains undismissed for a period of sixty (60) days, then and in any such event (an "Event of Default"), upon written notice to the Buyer from the Seller, the principal amount hereof and all other amounts due hereunder, shall become immediately due and payable without any further demand, presentment, protest, notice of protest, dishonor, notice of dishonor or notice of any other kind, all of which are hereby expressly waived by the Buyer.

      SECTION 2. Optional Prepayment. At its option, the Buyer may prepay at any time all or any part of the principal amount of this Secured Promissory Note, without premium or penalty, upon two (2) days prior written notice to the Seller.


      SECTION 3. Mandatory Prepayment. In the event that the Buyer shall elect to sell all or any part of the Collateral (as hereinafter defined) outside of the ordinary course of business in accordance with the terms of this Secured Promissory Note, the net cash proceeds of any such sale (after allowance for any federal, state and local income taxes payable with respect to such sale) shall be applied by the Buyer as a mandatory prepayment of the outstanding principal amount of this Secured Promissory Note.

      SECTION 4. Pledge; Security Interest. In order to secure the payment and performance in full of all of the obligations under this Secured Promissory Note, whether existing as of this date or any time thereafter, the Buyer hereby pledges and assigns to the Seller, and grants to the Seller a continuing security interest in, the following Assets (as defined in the Asset Purchase Agreement) of the Selling Group acquired by the Buyer in the Asset Purchase Agreement, dated even date herewith (the "Collateral"):

            (a) Accounts The proceeds of and each and every right of the Buyer to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other Asset by the Buyer, out of a rendering of services by the Buyer, out of a loan by the Buyer, out of the overpayment of taxes or other liabilities of the Buyer, or otherwise arises under any contract or agreement, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all liens and security interests) which the Buyer may at any time have by law or agreement against any account the Buyer or other obligor obligated to make any such payment or against any of the property of such account the Buyer or other obligor; all including, but not limited to, all present and future debt instruments, chattel papers and accounts of the Buyer which arise from the Assets purchased by the Buyer from the Seller;

            (b) Chattel Paper Any writing or writings evidencing both a monetary obligation and a security interest in or a lease of specific goods now owned or hereafter acquired by the Buyer in relation to the operation of the Business;

            (c) Equipment and Fixtures Goods used or bought for use primarily in the Business (as defined in the Asset Purchase Agreement), whether or not an interest therein arises under real property law, now owned or hereafter acquired by the Buyer in relation to the Business;

            (d) General Intangibles Any personal property other than goods, accounts, contract rights, chattel paper, documents, instruments and money, including, but not limited to, things in or choices of actions, licenses, rights of all types under leases and license agreements and all manufacturing and processing rights, patents, patent rights, licenses, trademarks, trade names and copyrights now owned or hereafter acquired which relate to the Business acquired from the Seller;

            (e) Inventory All personal property now owned or hereafter acquired by the Buyer in relation to the Business acquired from the Seller which is held for sale or lease, or furnished or to be furnished under contracts of service, or held as raw materials, work in process or materials used or consumed or to be used or consumed in the Business, and all returned or repossessed goods;

            (f) Leasehold Improvements All improvements made by the Buyer to any leasehold of the Buyer acquired from the Seller, including, but not limited to, all structures, buildings, accessions, accessories, attachments, parts, equipment and repairs now or hereafter attached, affixed or made to any leasehold, whether or not an interest therein arises under real property law;

            (g) Property in Possession of Selling Group Property of every kind and description in which the Buyer has or may acquire any interest, now or hereafter at any time in the possession or control of the Seller for any reason, including, without limitation, instruments, money, documents or other property deposited with or delivered to Seller as collateral, for safekeeping or for collection or exchange for other property; and all dividends and distributions on, or other rights in connection with such property;

            (h) Customer and Mailing Lists All lists and compilations (whether compiled in writing, magnetic tape or discs or otherwise) pertaining to actual or potential customers, subscribers or others in which the Buyer has or may acquire an interest in relation to the Business acquired from the Seller;

            (i) Proceeds All property received upon the sale, exchange, collection or other disposition of Collateral or proceeds of Collateral (including, but not limited to, insurance payable by reason of loss or damage to the Collateral) whether cash or non-cash proceeds, including, but not limited to, Inventory, Equipment or Fixtures acquired with cash proceeds; and

            (j) Products Goods manufactured, processed, assembled or commingled with any of the foregoing Collateral; together with (i) all substitutions and replacements for and proceeds of any and all of the foregoing property, and in the case of all tangible Collateral, all accessions, accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any such goods, and (ii) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such assets.

      SECTION 5. Security for Obligations. The pledge and security interest granted pursuant to this Secured Promissory Note secures the payment of all obligations of the Buyer under this Secured Promissory Note (all such obligations of the Buyer being herein called the "Obligations").

      SECTION 6. Financing Statements. Uniform Commercial Code financing statements and any other instruments or documents deemed advisable by Seller to perfect and continue its security interest in the Pledge Collateral.

      SECTION 7. Further Assurances. The Buyer agrees that at any time and from time to time, the Buyer will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Seller may reasonably request, in order to perfect and preserve any security interest granted or purported to be granted hereby or to enable the Seller to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

      SECTION 8. Covenants.

      8.1 Affirmative Covenants. As long as there remains any amount outstanding under the Note, the Buyer shall, unless waived in writing by the Seller:

            (a) Maintenance of Corporate Existence. Conduct the same general type of business as that now being carried on by the Buyer and maintain its separate corporate existence in good standing under the laws of the State of New Jersey and in such other states as the Buyer may now be qualified to conduct business or may later have to be qualified.

            (b) Taxes. Pay and discharge as the same shall become due and payable, all taxes, assessments and other governmental charges and levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a lien upon any of its properties, unless such tax, levy, charge, assessment or lien is being contested in good faith by the Buyer and is supported by an adequate book reserve. The Buyer shall make or cause to be made all required withholding deposits.

            (c) Notices. As soon as possible, but in no event later than 5 days after obtaining knowledge thereof, give notice to the Seller of-

                  (i) The commencement of any litigation relating to the Buyer involving claimed damages in excess of $100,000;

                  (ii) The commencement of any material arbitration or
            governmental proceeding or investigation not previously disclosed to the Seller which has been instituted or, to the knowledge of the Buyer, is threatened against the Buyer or its property;

                  (iii) Any actual or threatened Event of Default under this
            Agreement (provided, however, that such notice shall in no event be construed as delaying the occurrence of any Event of Default or changing the rights and remedies of the Seller with respect thereto); and

                  (iv) Any action by a third party, including without
            limitation, any governmental entity, which could result in the closing of the Business on a temporary or permanent basis.

       In addition, Buyer shall give Seller prompt notice of its intention to terminate the Business on a temporary or permanent basis, but in no event shall such notice be given less than sixty (60) days prior to the relevant termination date of the Business.

            (d) Insurance. Insure and keep insured all of the Assets acquired from the Seller of an insurable value under all-risk policies issued by insurance companies authorized to do business in the relevant states in an amount and with such deductibles as are consistent with past practices.

            (e) Maintain Property. Maintain and keep the Assets, property and equipment in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

            (f) Prompt Performance. Promptly perform in all material respects each and every term and condition of this Agreement and of each document delivered in connection herewith, time being of the essence.

      8.2 Negative Covenants. As long as there remains any amount outstanding under the Note, the Buyer shall not, unless waived in writing by the Seller:

            (a) Consolidation, Merger, Sale of Assets. Consolidate with or merge into or with any other entity other than an Affiliate of the Buyer, or sell (other than sales of inventory in the ordinary course of business), transfer, lease or otherwise dispose of all or a substantial part of the Assets to any entity other than an Affiliate of the Buyer.

            (b) Liens. Create, incur, assume or suffer to exist any lien on any of the property, real or personal, acquired from the Seller.


            (c) Payment of Other Indebtedness. Default upon or fail to pay any of its other debts or obligations as the same mature.

            (d) Dissolution or Liquidation. Dissolve or liquidate any member of the Buyer;

            (e) Transactions Outside the Ordinary Course. Effect any material change in the general business in which the Buyer is engaged on the date hereof;

            (f) Contracts. Execute or amend of any license, subcontracting or lease agreement or other contract outside the ordinary course of the Buyer's business.

      SECTION 9. Remedies upon Default. (a) In the event that the (i) Buyer shall be in breach of any provision contained in this Agreement for five (5) days following written notice thereof from the Seller or (ii) the obligations of the Buyer under this Secured Promissory Note shall remain unpaid after the Maturity Date or after the principal amount of this Secured Promissory Note shall have been declared due and payable prior to the stated maturity thereof in accordance with the terms hereof:

                  (i) The Seller may, without demand of performance or other demand, advertisement or notice of any kind to or upon the Buyer or any other person (all of which are hereby expressly waived by the Buyer), forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, assign, give options to purchase, contract to sell or otherwise dispose of and deliver the Collateral, or any part thereof, in one or more parcels at public or private sales, at any exchange or broker's board or at any of the Seller's offices or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, without assumption of any credit risk, with the right upon any such sale, public or private, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in the Buyer, which right or equity is hereby expressly waived and released by the Buyer; provided, however, that the Buyer shall not be credited with the net proceeds of any sale on credit or for future delivery until the cash proceeds thereof are actually received by the Seller;

                  (ii) The Seller may, instead of exercising the power of sale herein conferred upon it, proceed by a suit at law or in equity to foreclose the pledge and security interest under this Secured Promissory Note and sell the Collateral, or any part thereof, under a judgment or decree of a court of competent jurisdiction or as otherwise authorized by applicable law;

                  (iii) The Seller may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein, all the rights and remedies of a secured party on default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Collateral) and all rights and remedies otherwise available to it under applicable law.

                  (b) The Buyer agrees that, to the extent notice of sale or other disposition of any of the Collateral shall be required by applicable law, the Seller need not give more than twenty (20) days notice of the time and place of any public sale or of the time after which a private sale or other intended disposition is to take place and that such notice is reasonable notification of such matters. No notification need be given to the Buyer if, in the event that the obligations of the Buyer under this Secured Promissory Note shall remain unpaid after the Maturity Date or after the principal amount of this Secured Promissory Note shall have been declared due and payable prior to the stated maturity thereof in accordance with the terms hereof, the Buyer shall have signed a statement renouncing or modifying any right to notification of any sale or other intended disposition. The Seller shall not be obligated to make any sale pursuant to any such notice. The Seller may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Seller until the selling price is paid by the purchaser thereof, but the Seller shall incur no liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold, and in case of any such failure such Collateral may again be sold on like notice. To the extent permitted by law, the Buyer waives all claims, damages and demands against the Seller arising out of the retention, sale or other disposition of the Collateral or any part thereof, except any such claims, damages and demands arising out of the gross negligence or willful misconduct of the Seller.

                  (c) The Buyer recognizes that the Seller may be unable to

            effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in applicable statutes and regulations, but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral for their own account for investment and not with a view to the distribution or resale thereof. The Buyer acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale made in good faith to a bona fide third party shall not be deemed to have been made in a commercially unreasonable manner by virtue of its private nature.

      SECTION 10. Amendments. No amendment or waiver of any provision of this Secured Promissory Note nor consent to any departure by the Buyer here from shall in any event be effective unless the same shall be in writing and signed by the Seller, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      SECTION 11. Addresses for Notices. All notices and other communications provided for hereunder shall be in writing and shall be given by mail, if to the Buyer, addressed to it at the address indicated on the signature page hereof, if to the Seller, addressed to it at 377 Hoes Lane, Piscataway Centre, Piscataway, New Jersey, 08854, or, as to either party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective three (3) business days after being deposited in the mails, postage prepaid, addressed as aforesaid.

      SECTION 12. Continuing Security Interest; Transfer of Note. This Secured Promissory Note shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the obligations hereunder. The rights and obligations of the Buyer hereunder may not be assigned without the prior written consent of the other party and any purported assignment shall be null and void.

      SECTION 13. Consent to Jurisdiction and Service; Waiver of Jury Trial. The Buyer hereby absolutely and irrevocably consents and submits to the jurisdiction of the Courts of the State of New York and of any Federal Court located in said State in connection with any actions or proceedings brought against the Buyer by the Seller arising hereunder. In any such action or proceeding, the Buyer hereby absolutely and irrevocably waives personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agrees that the service thereof may be made, in addition to other methods permitted by law, by certified, registered or recorded first-class mail directed to the Buyer at the address set forth in Section 11. The Buyer hereby waives and agrees not to assert in any such action or proceeding, in case, to the fullest extent permitted by applicable law, any claim that (a) the Buyer is not personally subject to the jurisdiction of any such court, (b) the Buyer is immune from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to it or its property, (c) any such suit, action or proceeding is brought in an inconvenient forum, (d) the venue of such suit, action or proceeding is improper, (e) that this Secured Promissory Note may not be enforced in or by any such court and (f) any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under this Secured Promissory Note. Anything hereinbefore to the contrary notwithstanding, the Seller may sue the Buyer in the courts of any country, State of the United States or place where the Buyer or any of the property or assets of the Buyer may be found or in any other appropriate jurisdiction.

      SECTION 14. Expenses. Should all or any part of the indebtedness represented by this Secured Promissory Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Secured Promissory Note be placed in the hands of attorneys for collection after default, the Buyer hereby promises to pay to the Seller, upon demand by the Seller at any time, in addition to principal of, interest on and any other amount owing in respect of this Secured Promissory Note or the indebtedness evidenced hereby, all court costs and reasonable attorneys, fees and all other reasonable collection charges and expenses incurred or sustained by the Seller.

      SECTION 15. Governing Law; Terms. This Secured Promissory Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law. Unless otherwise defined herein, terms defined in Article 9 of the Uniform Commercial Code in the State of New York are used herein as therein defined.

      IN WITNESS WHEREOF, the Buyer has executed this instrument on the date first above written.

                                    NORTHERN NASSAU KARATE, INC.

                                    By:___________________________________
                                       Name:
                                       Title:

                                    GREAT NECK KARATE, INC.

                                    By:___________________________________
                                       Name:
                                       Title:

                                                                     EXHIBIT D

                             OPERATING AGREEMENT

                             OPERATING AGREEMENT

            THIS OPERATING AGREEMENT (the "Agreement") is entered into as of this 10th day of January 1997, by and among Great Neck Karate, Inc., (the "Seller") and Northern Nassau Karate, Inc., (the "Buyer").

            NOW, THEREFORE, in consideration of the mutual promises of the parties hereinafter set forth, the Seller and Buyer agree as follows:

            1. Retention as Operator. Subject to each of the terms, conditions and provisions of this Agreement, the Seller hereby retains Buyer and Buyer hereby agrees to be retained by the Seller to perform those operating functions set forth in Section 4 of this Agreement.

            2. Term. Subject to the provisions for termination set forth herein, the term of this Agreement shall be from the date of this Agreement through the earlier of the Closing Date or the Termination Date (as such terms are defined in those certain Asset Purchase Agreement dated as of the date hereof by and among Great Neck Karate, Inc., and Northern Nassau Karate, Inc. (the "Purchase Agreement"). In the event this Agreement is terminated as a result of the Seller's failure to close the transactions contemplated by the Purchase Agreement, the Seller shall (i) continue to operate the Business and teach the Buyer students, (ii) refund all funds required to be repaid to students and
(iii) be entitled to collect all accounts receivable generated by the Business. If certain students transfer to a Tiger Schulmann's Karate martial arts center (or one managed by an affiliate of Tiger Schulmann's Karate), then Buyer shall refund all funds to be repaid to such students and retain all accounts receivable relating to such students.

            3. Compensation. In consideration for Buyer's operation of Great Neck Karate, Inc. located at 8 Great Neck Road, Great Neck, New York, as a martial arts instruction center (the "Business"), Buyer shall receive all gross proceeds from such operations during the Term of this Agreement, without deduction from or payment to the Seller.

            4. Duties of Buyer. Buyer shall operate the Business in the usual course of business in accordance with past practice, under the name of Tiger Schulmann's Karate, including but not limited to the hiring of qualified personnel and providing accounting, maintenance, operational and administrative services for the Business (the "Services"). Buyer shall devote as much time as reasonably necessary to complete its obligations hereunder. Buyer represents and warrants that it is currently licensed to operate martial arts instruction centers in the State of New York and that its operation of the Business shall comply with all requirements of applicable law.

            5. Expenses. Buyer shall be responsible for all direct and indirect expenses incurred by it during the Term of this Agreement relating to the operation of the Business.


            6. Insurance. Seller shall list the Buyer as an additional insured in an amount equal to $115,000 in comprehensive insurance coverage, in exchange for which, Buyer shall pay $100 per month on the first day of each month during the term of this agreement. Buyer shall remain liable to the Seller for any losses or damages to the Assets of the Business as a result of Buyer's negligence or intentional misconduct and to the extent such losses or damages are either not fully covered or are excluded from coverage by such insurance policies.

            7. Decisions. Buyer shall have the right to make all decisions for the Business, unless such decisions would constitute willful misconduct or gross negligence on the part of Buyer, or are outside the ordinary course of business in accordance with past practice. Under no circumstances shall any liability enure to the Seller for any decisions relating to the Business, or otherwise, made by Buyer during the term of this Agreement.

            8. Authority of Buyer. Buyer shall have no authority to enter into any agreement or to make any representation, commitment or warranty binding upon the Business or to obtain or incur any right, obligation or liability on behalf of the Business without the prior written consent of the Seller, except for student contracts assumed by Buyer under Section 2(i).

            9. Books and Records. The Business' books and records with respect to the Services and any costs ("Books and Records") shall be kept at Buyer's offices located at 40 Eisenhower Drive, Paramus, New Jersey. The Books and Records shall be kept in accordance with recognized accounting principles and practices, consistently applied, and shall be made available for the Seller or the Seller's representatives, with inspection and copying at all times being made available during regular office hours.

            10. Confidential Information.

            10.1 The parties acknowledge that during the course of provision of the Services, the Seller may disclose information to Buyer or its affiliated companies. Buyer shall treat such information as the Seller's confidential property and safeguard and keep secret all such information about the Seller, including reports and records, customer lists, trade lists, trade practices, and prices pertaining to the Seller's business.

            10.2 Buyer shall exercise its best efforts and shall cause any of its affiliated companies to exercise their best efforts to prevent any confidential information from being disclosed to third parties, except as necessarily required in the performance of the Services and except under terms of confidentiality satisfactory to the Seller. This obligation shall remain in effect until the Seller shall release Buyer or its affiliated companies from their obligations under this paragraph 10, but in no event later than the completion of the Services on the Closing Date. Buyer shall not use any of the Seller's confidential information in any way that is or may be detrimental to the interests of the Seller, directly or indirectly, either during the term of this Agreement or at any time thereafter.

            10.3 The parties also acknowledge that during the term of this Agreement, the Buyer may disclose information to Seller or its affiliated companies through Seller's right to enter and inspect the premises of the Business, as well as it right to inspect the Books and Records of the Business. Seller shall treat such information as the Buyer's confidential property and safeguard and keep secret all such information about the Buyer, including reports and records, customer lists, trade lists, trade practices, and prices pertaining to the Buyer's business.

            10.4 Seller shall exercise its best efforts and shall cause any of its affiliated companies to exercise their best efforts to prevent any confidential information from being disclosed to third parties, except as necessarily required in the inspection of the premises and Books and Records of the Business and except under terms of confidentiality satisfactory to the Buyer. This obligation shall remain in effect until the Buyer shall release Seller or its affiliated companies from their obligations under this paragraph 10, but in no event later than the completion of the Services on the Closing Date. Seller shall not use any of the Buyer's confidential information in any way that is or may be detrimental to the interests of the Buyer, directly or indirectly, either during the term of this Agreement or at any time thereafter.

            11. Indemnification. Buyer agrees to indemnify and hold the Seller and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Buyer as a result of or arising out of any actions taken by Buyer in connection with the performance of the Services under this Agreement, or for any claims made against Seller by a student for a refund arising from the transfer of that student to another Tiger Schulmann Karate martial arts center. Additionally, Seller agrees to indemnify and hold Buyer and its officers, directors and agents harmless from damages, losses or expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred or paid directly or indirectly, by Buyer as a result of or arising out of any actions taken by Buyer in connection with the provisions of Section 2 (ii) of this Agreement.

            12. Notices and Communications.

            12.1 All communications relating to the day-to-day activities necessary to render the Services shall be exchanged between the respective representatives of the Seller and Buyer, who will be designated by the parties promptly upon commencement of the Services.

            12.2 All other notices, demands, and communications required or permitted hereunder shall be in writing and shall be delivered personally to the respective representatives of the Seller and Buyer set forth below or shall be sent by a nationally recognized overnight courier or mailed by registered mail, postage prepaid, return receipt requested. Notices, demands and communications hereunder shall be effective: (i) if delivered personally, on delivery; or (ii) if mailed, forty-eight (48) hours after deposit thereof in the United States mail addressed to the party to whom such notice, demand, or communication is given. Until changed by written notice, all such notices, demands and communications shall be addressed as follows:

            If to the Seller:

                          Master Glazier's Karate International, Inc.
                          377 Hoes Lane
                          Piscataway Centre
                          Piscataway, New Jersey 08854
                          Attn: Mark Glazier
                                President

            If to Buyer:

                          40 Eisenhower Drive
                          Paramus, New Jersey
                          Attn:
                               President

            13. Assignments. Buyer shall not assign this Agreement in whole or in part without the prior written consent of the Seller.

            14. Applicable Law and Severability. This document shall, in all respects, be governed by the laws of the State of New York applicable to agreements executed and to be wholly performed within the State of New York. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any contrary present or future statute, law, ordinance or regulation, the latter shall prevail, but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

            15. Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

            16. Attorneys' Fees. In the event any action is instituted by a party to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorneys' fees, costs and expenses as may be fixed by the court.

            17. Successors and Assigns. Subject to the foregoing, all the terms and conditions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

            18. Captions. The captions appearing at the commencement of the paragraphs hereof are descriptive only and for convenience and reference. Should there be any conflicts between any such caption and the paragraph at the head of which it appears, the paragraph and not such caption shall control and govern in the construction of this document.

            19. Modifications or Amendments. No amendment, change or modification of this document shall be valid unless it is in writing and signed by all the parties hereto and expressly states that it is an amendment, change or modification of this Agreement is intended.

            20. Separate Counterparts. This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original. Such counterparts shall, together, constitute and be one and the same.

            21. Entire Agreement. This Agreement shall constitute the entire understanding and agreement between the parties hereto and shall supersede any and all letters of intent, whether written or oral, pertaining to the subject matter of this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

            GREAT NECK KARATE, INC.

            By:  /s/ Mark Glazier
               -------------------------
               Name: Mark Glazier
               Title: President

            NORTHERN NASSAU KARATE, INC.

            By: /s/ Danny Schulmann
               -------------------------
               Name: Danny Schulmann
               Title: President